EXHIBIT 23.1

Jimmy C.H. Cheung & Co Certified Public Accountants (A member of Kreston International)	Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS
NETWORK CN, INC (FORMERLY TEDA TRAVEL GROUP, INC.)

We hereby consent to the incorporation by reference of our report dated July 10, 2006 accompanying the financial statements of Guangdong Tianma International Travel Service Co., Ltd for the years ended December 31, 2005 and 2004 on Form 8-K/A of Network CN, Inc. (formerly Teda Travel Group, Inc.) dated September 26, 2006.

JIMMY C.H. CHEUNG & CO
Certified Public Accountants

Hong Kong

November 8, 2006

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong Tel: (852) 25295500 Fax: (852) 28651067 Email: jchc@krestoninternational.com.hk Website: http://www.jimmycheungco.com	Kreston International with offices in Europe America, The Middle East, The Far East and Australia